Date: December 12, 2019

News Release – Investor Update

Parks! America, Inc. Reports 2019 Fiscal Year Results

•F19 attendance based sales increase by 3.1% to $6,104,275

•F19 reported net income increases by $85,346 to $1,096,538

PINE MOUNTAIN, Georgia, December 12, 2019 – Parks! America, Inc. (OTCPink: PRKA), today announced the results for its fourth fiscal quarter and fiscal year ended September 29, 2019.

Fourth Quarter Fiscal 2019 Highlights

Total net sales for the fourth fiscal quarter ended September 29, 2019 were $2,027,072, a decrease of $36,273, compared to $2,063,345 for the prior year fourth fiscal quarter ended September 30, 2018. Park attendance based net sales decreased by $11,456 or 0.6%, and animal sales decreased by $24,817.

The Company reported net income of $527,533 for the fourth fiscal quarter ended September 29, 2019, compared to reported net income of 551,130 for the prior year fourth fiscal quarter ended September 30, 2018, resulting in a decrease of $23,597. Excluding one-time items related to the after-tax effect of the tornado damage asset write-offs and cleanup and repair expenses at the Company’s Missouri Park in the 2019 fiscal year, and the after-tax effect associated with the write-off of deferred loan fees in the 2018 fiscal year, the Company’s adjusted net income for its fourth fiscal quarter of the 2019 fiscal year decreased by $99,868, primarily due to higher legal fees and lower net sales, partially offset by lower operating expenses.

2019 Fiscal Year Highlights

Total net sales for the 2019 fiscal year were $6,184,254, an increase of $137,496, compared to $6,046,758 for the 2018 fiscal year. Park attendance based net sales increased by $181,143 or 3.1%, while animal sales decreased by $43,647.

The Company reported net income of $1,096,538 for the 2019 fiscal year compared to reported net income of $1,011,192 for the 2018 fiscal year, resulting in an increase of $85,346. Excluding one-time items related to the after-tax effect of the tornado damage asset write-offs and cleanup and repair expenses at the Company’s Missouri Park in the 2019 fiscal year, and the after-tax effect associated with the write-off of deferred loan fees in the 2018 fiscal year, the Company’s adjusted net income for its 2019 fiscal year improved by $56,261. The improvement in the Company’s adjusted net income during its 2019 fiscal year is primarily attributable to an increase in attendance based net sales, lower interest expense and a lower adjusted income tax provision, partially offset by higher legal fees and depreciation expense, as well as lower animal sales.

“Our internal goal entering our 2019 fiscal year was to get back to the record attendance sales and pre-tax income levels we generated for our 2017 fiscal year,” commented Dale Van Voorhis, Chairman & CEO. “Our attendance sales nearly reached that goal. Due to several expense headwinds, we fell short of our goal for pre-tax income. Nonetheless, we are pleased with the progress we made during our 2019 fiscal year, including the quick recovery from the tornado that damaged our Missouri Park on May 21, 2019. Our Georgia Park continues to perform well and our Missouri Park generated attendance sales growth of 6.8% for the last two quarters of our 2019 fiscal year, which is our high season. These are positive trends we intend to build on for our 2020 fiscal year.”

Balance Sheet and Liquidity

The Company had working capital of $3.45 million as of September 29, 2019, compared to working capital of $2.54 million as of September 20, 2018. The Company’s debt to equity ratio was 0.15 to 1.0 as of September 29, 2019, compared to 0.20 to 1.0 as of September 30, 2018.

“We are very pleased with our continuing strong operating cash flow,” noted Mr. Van Voorhis. “This has allowed us to continue to make reasonable capital investments in our wild animal safari guest experience, as well as prudently manage our debt levels. Our balance sheet is well positioned for a strong 2020 fiscal year.”

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates two regional theme parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, and the Wild Animal Safari theme park located in Strafford, Missouri.

Additional information, including our Form 10-K for the fiscal year ended September 29, 2019, is available on the Company’s website, http://www.animalsafari.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information contained herein, this news release contains certain “forward-looking statements” within the meaning of U.S. securities laws. You are cautioned to not place undue reliance on these forward-looking statements; actual results or outcomes could differ materially due to factors including, but not limited to: general market conditions, adverse weather, and industry competition. The Company believes that expectations reflected in forward-looking statements are reasonable, however it can give no assurances that such expectations will be realized and actual results could differ materially. The Company assumes no obligation to update any of these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements, except as required by applicable law. A further description of these risks, uncertainties and other matters can be found in the Company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2019.

Contact:Todd R. White

Chief Financial Officer

(706) 663-8744

todd.white@animalsafari.com

PARKS! AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
For the Three Months and Year Ended September 29, 2019 and September 30, 2018

	For the three months ended		For the year ended
	September 29, 2019	September 30, 2018	September 29, 2019	September 30, 2018
Net sales	$1,999,618	$2,011,074	$6,104,275	$5,923,132
Sale of animals	27,454	52,271	79,979	123,626
Total net sales	2,027,072	2,063,345	6,184,254	6,046,758

Cost of sales	225,699	225,548	673,667	672,777
Selling, general and administrative	949,095	851,102	3,399,145	3,205,334
Depreciation and amortization	108,371	136,797	453,968	425,647
Tornado damage and expenses, net	9,500	-	80,444	-
(Gain) loss on disposal of operating assets, net	16,846	6,949	32,693	32,252
Income from operations	717,561	842,949	1,544,337	1,710,748

Other income (expense), net	5,743	6,412	27,104	20,204
Write-off of loan fees - prepayment	-	(118,037)	-	(130,532)
Interest expense	(18,371)	(25,815)	(76,003)	(177,828)
Income before income taxes	704,933	705,509	1,495,438	1,422,592

Income tax provision	177,400	154,379	398,900	411,400
Net income	$527,533	$551,130	$1,096,538	$1,011,192

Income per share - basic and diluted	$0.01	$0.01	$0.01	$0.01

Weighted average shares outstanding
(in 000's) - basic and diluted	74,821	74,721	74,791	74,703

PARKS! AMERICA, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURE - ADJUSTED NET INCOME (1)
For the Three Months and Year Ended September 29, 2019 and September 30, 2018

	For the three months ended		For the year ended
	September 29, 2019	September 30, 2018	September 29, 2019	September 30, 2018
Net income	$527,533	$551,130	$1,096,538	$1,011,192
Tornado damage and expenses, net	9,500	-	80,444	-
Tax impact - tornado damage and expenses	(2,000)	-	(16,890)	-
Write-off of loan fees - prepayment	-	118,037	-	130,532
Tax impact - write-off of loan fees-prepayment	-	(34,266)	-	(37,893)
Adjusted net income	$535,033	$634,901	$1,160,092	$1,103,831

(1) Reconciliation of Non-GAAP Disclosure Item - Adjusted Net Income

Adjusted net income for the three months and year ended September 29, 2019, excludes tornado damage asset write-offs, and clean-up and repair expenses at our Missouri Park. Adjusted net income for the three months and year ended September 30, 2018, excludes the write-off of loan fees associated with a prepayment against the Company's 2013 Refinancing term loan. Given the one-time nature of these items, management believes excluding them from adjusted net income provides a better indication of year-over-year operating performance.

PARKS! AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
As of September 29, 2019 and September 30, 2018

	September 29, 2019	September 30, 2018
ASSETS
Cash	$3,787,815	$2,674,260
Inventory	195,201	240,004
Prepaid expenses	147,529	131,856
Total current assets	4,130,545	3,046,120

Property and equipment, net	6,620,405	6,614,835
Intangible assets, net	600	1,400
Other assets	11,786	12,050
Total assets	$10,763,336	$9,674,405

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable	$96,270	$92,237
Other current liabilities	384,160	219,443
Current portion of long-term debt, net	204,355	195,198
Total current liabilities	684,785	506,878

Long-term debt, net	1,154,013	1,358,027
Total liabilities	1,838,798	1,864,905

Stockholders’ equity
Common stock	74,821	74,721
Capital in excess of par	4,855,516	4,837,116
Treasury stock	(3,250)	(3,250)
Retained earnings	3,997,451	2,900,913
Total stockholders’ equity	8,924,538	7,809,500
Total liabilities and stockholders’ equity	$10,763,336	$9,674,405